Exhibit 99.1

Popular, Inc. Announces Agreement to Sell $568 million (Book Value) of Non-Performing Loans and Other Real Estate Owned

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--March 1, 2013--Popular, Inc. (Nasdaq: BPOP) (“Popular”) announced today that Banco Popular de Puerto Rico (“Banco Popular”), its principal banking subsidiary, has entered into a definitive agreement to sell a portfolio of non-performing commercial and construction loans, and commercial and single-family real estate owned, with a combined unpaid principal balance on loans and appraised value of other real estate owned of $1,022 million and book value of $568 million, to an entity majority owned by a joint venture between Caribbean Property Group LLC and certain affiliated funds of Perella Weinberg Partners Asset Based Value Strategy.

As a result of the sale, Popular will reduce its non-performing assets by approximately 28 percent, or $568 million. This transaction will decrease (i) commercial non-performing loans by approximately 57 percent, or $392 million, (ii) construction non-performing loans by approximately 45 percent, or $55 million, and (iii) other real estate owned by approximately 45 percent, or $121 million. Popular’s pro-forma non-performing assets NPA ratio as of December 31, 2012 decreases from 5.48% to 3.95%. The assets subject to the transaction are part of Popular’s non-covered portfolio in Puerto Rico and are not subject to the loss sharing agreements with the FDIC.

The transaction is expected to result in an after-tax loss of approximately $185 million, which will be recognized in the first quarter of 2013.

“This transaction will substantially derisk our balance sheet and improve future profitability,” said Popular, Inc. Chairman and CEO Richard Carrión. “We agreed to sell a significant portion of our NPAs, and as a result, we expect substantial reductions in credit-related expenses going forward. We have significantly improved our credit risk profile and are better positioned to manage our capital more effectively. This transaction constitutes another step towards the achievement of an optimal NPA level as we continue evaluating different de-risking opportunities.”

The purchase price for the assets is equal to 34% of the unpaid principal balance of the loans and the appraised value of the other real estate owned as of the agreed cut-off date - (approximately $347 million), adjusted for certain collections and advances made after such date.

As consideration for the sale of the assets, Banco Popular will receive approximately $112 million in cash, a note for approximately $203 million as seller financing and a 24.9% equity interest in the purchasing entity. Banco Popular will also provide an advance facility of approximately $35 million to cover cost-to-complete amounts and expenses of certain projects, and a revolving working capital line of approximately $30 million to fund certain operating expenses of the venture.

The parties have agreed that no distributions of profits or return of capital may be made by the joint venture to its members until all the credit facilities have been paid in full and all commitments to lend are terminated. In addition, any distributions by the purchasing entity to its members, including Banco Popular, will be made on a pro rata basis according to their proportionate ownership interest.

“The structure of the sales agreement is similar to the structure of a previous sale of non-performing loans we completed in 2011,” added Carrión. “The results of that transaction have been better than expected, including an accelerated payment of the facilities and an increase in the value of our joint venture interest.”

The transaction, which is subject to customary closing conditions and regulatory approvals, is expected to be completed in the first quarter of 2013. Goldman, Sachs & Co. acted as financial advisor to Popular. Mayer Brown LLP, New York, NY, and Pietrantoni Mendez & Alvarez LLC, San Juan, PR, acted as legal counsel.

Popular will discuss the sale today as part of a series of presentations to be given by members of the senior management team at its Investor Day, starting at 9 a.m. EST in San Juan, Puerto Rico. A link to the live audio of the conference, along with the presentation materials, will be available in the investor relations section of the Corporation’s website: www.popular.com.

Forward-Looking Statements

The information included in this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital and the impact of proposed capital standards on our capital ratios; (v) the impact of the Dodd-Frank Act on our businesses, business practice and cost of operations; (vi) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (vii) the performance of the stock and bond markets; (viii) competition in the financial services industry; (ix) additional Federal Deposit Insurance Corporation assessments; and (x) possible legislative, tax or regulatory changes. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation's Annual Report on Form 10-K for the year ended December 31, 2012, as well as its filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

CONTACT:
Popular, Inc.
Investor Relations:
Jorge A. Junquera, 787-754-1685
Chief Financial Officer
Senior Executive Vice President
or
Media Relations:
Teruca Rullán, 787-281-5170
Mobile: 917-679-3596
Senior Vice President
Corporate Communications